Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of ABB Ltd pertaining to the Thomas & Betts Corporation 2008 Stock Incentive Plan, Thomas & Betts Corporation Equity Compensation Plan, Thomas & Betts Corporation 2001 Stock Incentive Plan and Thomas & Betts Corporation 1993 Management Stock Ownership Plan of our reports dated March 15, 2012, with respect to the consolidated financial statements of ABB Ltd and the effectiveness of internal control over financial reporting of ABB Ltd, included in its Annual Report (Form 20-F) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AG

Zurich, Switzerland

May 15, 2012